                                                                    Exhibit 21.1

                       SUBSIDIARIES OF BIRCH TELECOM INC.

1. Birch Telecom Inc. (Delaware) owns 100% of the following entities:

     1.   Birch Telecom of Arizona, Inc. (Delaware)

     2.   Birch Telecom of Arkansas, Inc. (Delaware)

     3.   Birch Telecom of Kansas, Inc. (Delaware)

     4.   Birch Telecom of Missouri, Inc. (Delaware)

     5.   Birch Telecom of Nebraska, Inc. (Delaware)

     6.   Birch Telecom of Oklahoma, Inc. (Delaware)

     7.   Birch Texas Holdings, Inc. (Delaware)

     8.   Dunn & Associates, Inc. (Kansas)

     9.   Telesource Communications, Inc. (Kansas)

    10.   Valu-Line of Kansas, Inc. (Kansas)

    11.   Valu-Line Management Corporation, (Kansas)

    12.   I.S. Advertising, Inc. (Kansas)

    13.   Birch Telecom of Texas Ltd., a Texas limited partnership.